Exhibit 10.1

FORM OF VOTING SUPPORT AND LOCK-UP AGREEMENT
FOR ELECTRAMECCANICA SHAREHOLDERS

THIS AGREEMENT is made as of August ___, 2023.

BETWEEN

Steven Sanders (the “EMV Shareholder”)

AND

TEVVA MOTORS LIMITED, a corporation existing under the laws of England and Wales (“Tevva”)

RECITALS:

A.	The EMV Shareholder is the registered and/or beneficial owner of the Subject Securities (as defined herein) set out in Schedule A attached hereto.

B.	Tevva, ElectraMeccanica Vehicles Corp. (“EMV”), 1432952 B.C. Ltd. (“Holdco”) and 1432957 B.C. Ltd. (i.e. Parentco) have entered into an arrangement agreement (the “Arrangement Agreement”) concurrently with entering into this Voting Support and Lock-Up Agreement (the “Agreement”) pursuant to which EMV and Tevva have agreed to combine their businesses by way of a statutory plan of arrangement under the provisions of the Business Corporations Act (British Columbia) (the “Arrangement”).

C.	In connection with the execution of the Arrangement Agreement Tevva has requested that the EMV Shareholder enter into this Agreement and the EMV Shareholder is willing to do so, subject to the terms and conditions hereof.

NOW THEREFORE in consideration of the covenants and agreements herein contained, the parties agree as follows:

Article 1 –
Interpretation

1.1	Definitions

(a)	Terms used but not defined in this Agreement that are defined in the Arrangement Agreement shall have the respective meanings ascribed to them in the Arrangement Agreement.

(b)	In this Agreement, “Subject Securities” means, collectively, the EMV Shares, EMV Options, EMV DSUs, EMV PSUs and EMV Warrants set out in Schedule A to this Agreement and any other equity or debt securities of EMV held by the EMV Shareholder on the date hereof or acquired by the EMV Shareholder after the date hereof.

(c)	“Benchmark VWAP” means the volume weighted average price of the Resulting Issuer Shares on Nasdaq for the first 10 trading days of the Resulting Issuer Shares on Nasdaq following the Effective Time.

(d)	“immediate family” means with respect to any Person, such Person’s spouse or domestic partner (or former spouse or former domestic partner), ancestors, descendants (whether by blood, marriage or adoption) or spouse of a descendant of such Person, brothers and sisters (whether by blood, marriage or adoption).

(e)	“Pro Rata Locked-Up Share Amount” means (i) the number of Locked-Up Shares (defined below) owned by the EMV Shareholder immediately following the consummation of all of the share exchange transactions provided for in the Plan of Arrangement divided by (ii) the number of Resulting Issuer Shares subject to lock-up covenants immediately following the consummation of all of the share exchange transactions provided for in the Plan of Arrangement.

Article 2 –
VOTING AND SUPPORT Covenants of the EMV Shareholder

2.1	General

The EMV Shareholder hereby covenants and agrees in favour of Tevva that, from the date hereof until the earlier of (x) the Effective Date, and (y) the termination of this Agreement in accordance with Article 6, except as permitted by this Agreement:

(a)	at the EMV Meeting (including in connection with any separate vote of any sub-group of securityholders of EMV that may be required to be held and of which sub-group the EMV Shareholder forms a part) or at any adjournment or postponement thereof or in any other circumstances upon which a vote, consent or other approval (including by written consent in lieu of a meeting) with respect to the EMV Arrangement Resolution (or any other matter necessary to complete the transactions contemplated by the Arrangement Agreement) is sought from the EMV Shareholder, the EMV Shareholder shall cause its Subject Securities (as applicable) to be counted as present for purposes of establishing quorum and shall vote (or cause to be voted) its Subject Securities (that have a right to vote at such meeting) in favour of (i) the EMV Arrangement Resolution and (ii) any other matter necessary for the consummation of the transactions contemplated by the Arrangement Agreement;

[(b)	at any other meeting of EMV Securityholders (including in connection with any separate vote of any sub-group of EMV Securityholders that may be required to be held and of which sub-group the EMV Shareholder forms a part) or at any adjournment or postponement thereof or in any other circumstances upon which a vote, consent or other approval of all or some of the EMV Securityholders is sought (including by written consent in lieu of a meeting), the EMV Shareholder shall:

(i)	consult with Tevva as to how its Subject Securities are to be voted;

(ii)	if and as instructed in writing by Tevva, cause its Subject Securities (that have a right to vote at such meeting) to be counted or not to be counted as present for purposes of establishing quorum and vote (or cause to be voted) its Subject Securities (that have a right to vote at a meeting considering such) in the manner instructed by Tevva regarding (A) any EMV Acquisition Proposal and any matter that could reasonably be expected to delay, prevent or frustrate the successful completion of the Arrangement; and (B) the opposition of any action or agreement (including, without limitation, any amendment of any agreement) that would result in a breach of any representation, warranty, covenant, agreement or other obligation of the EMV Shareholder in this Agreement (any of the foregoing, an “Alternative Matter”); and

(iii)	if instructed in writing by Tevva, deliver or cause to be delivered to EMV, with a copy to Tevva concurrently, as soon as practicable following the mailing of the information circular pertaining to any meeting where an Alternative Matter is to be considered, and in any event no later than 10 Business Days prior to the date on which such meeting is to be held (unless instructed otherwise by Tevva), duly executed proxies or voting information forms directing those individuals as may be designated by Tevva to vote in the manner as instructed by Tevva regarding any Alternative Matter (and for certainty, such proxies or voting information forms shall direct the designated individuals to vote against any Alternative Matter if instructed by Tevva), and each not revoke or vary in any manner any such proxy or voting information form without the prior written consent of Tevva;]

(c)	as soon as practicable following the mailing of the EMV Circular and in any event no later than five Business Days prior to the date of the EMV Meeting, the EMV Shareholder shall deliver or cause to be delivered to EMV, with a copy to Tevva concurrently, duly executed proxies or voting information forms directing those individuals as may be designated by Tevva to vote (i) in favour of the approval of the EMV Arrangement Resolution, and (ii) in favour of any other matter necessary for the consummation of the transactions contemplated by the Arrangement Agreement, and each such proxy or voting information form shall not be revoked or varied in any manner without the written consent of Tevva unless this Agreement is terminated in accordance with Article 6 prior to the EMV Meeting;

(d)	the EMV Shareholder shall not directly or indirectly: (i) sell, transfer, gift, assign, grant a participation interest in, option, pledge, hypothecate, encumber, grant a security or voting interest in or otherwise convey or encumber (each, a “Transfer”), or enter into any agreement, option or other arrangement (including any profit sharing arrangement) with respect to the Transfer of any of its Subject Securities to any person, other than pursuant to the Arrangement Agreement and the transactions provided for therein or with the prior written consent of Tevva, (ii) grant any proxies or power of attorney, deposit any of its Subject Securities into any voting trust or enter into any voting arrangement, whether by proxy, voting agreement or otherwise, with respect to its Subject Securities, other than in accordance with this Agreement, or (iii) agree to take any of the actions described in the foregoing clauses (i) and (ii);

(e)	subject to Section 2.2, the EMV Shareholder shall not take any other action of any kind, directly or indirectly, which might reasonably be regarded as likely to reduce the success of, or delay or interfere with the completion of the transactions contemplated by the Arrangement Agreement;

(f)	the EMV Shareholder shall not exercise any rights of appraisal or rights of dissent provided under any applicable laws or otherwise in connection with the Arrangement or the transactions contemplated by the Arrangement Agreement;

(g)	the EMV Shareholder shall promptly, and in any event in sufficient time to comply with the other covenants and agreements made herein, revoke any and all previous proxies granted or voting instruction forms or other voting documents delivered that may conflict or be inconsistent with the obligations of EMV Shareholder under this Agreement;

(h)	from the date hereof until the termination of this Agreement in accordance with Article 6, subject to Section 2.2, the EMV Shareholder shall not, and shall ensure that its Representatives and affiliates do not, directly or indirectly:

(i)	solicit proxies or become a participant in a solicitation in opposition to the EMV Arrangement Resolution;

(ii)	assist any person in taking or planning any action that would compete with, restrain or otherwise serve to interfere with or inhibit the transactions contemplated by the EMV Arrangement Resolution or the Arrangement Agreement;

(iii)	act jointly or in concert with others with respect to voting securities of EMV for the purpose of opposing or competing with the transactions contemplated by the EMV Arrangement Resolution or the Arrangement Agreement; or

(iv)	knowingly solicit, initiate, encourage or otherwise facilitate any inquiry, proposal or offer that constitutes or may reasonably be expected to constitute or lead to, an EMV Acquisition Proposal;

(i)	the EMV Shareholder shall not bring, or threaten to bring, any Proceedings for the purpose of, or which has or may have the effect of, directly or indirectly, frustrating, stopping, preventing, impeding, delaying or varying any of the transactions contemplated by the Arrangement Agreement; and

(j)	the EMV Shareholder (i) shall promptly notify Tevva of the amount of any securities of EMV other than the Subject Securities acquired by the EMV Shareholder after the execution of this Agreement and (ii) acknowledges that any such securities shall be subject to the terms of this Agreement as though owned by the EMV Shareholder on the date hereof.

2.2	Breach

The EMV Shareholder shall promptly advise Tevva, at first orally and then in writing, of any development that causes, or that would reasonably be expected to cause, a breach by the EMV Shareholder of any representation, warranty or covenant contained in this Agreement.

Article 3 –
No Restrictions on Fiduciary Duties
as Director or Officer of EMV

Notwithstanding any provision of this Agreement to the contrary, if the EMV Shareholder is a director or officer of EMV, the EMV Shareholder (and its representatives and affiliates and their officers, directors, employees, representatives or agents, as applicable) shall not be limited or restricted in the exercise of his or her fiduciary duties as a director or officer of EMV. Tevva acknowledges and agrees that the EMV Shareholder is not making any agreement or understanding herein in any capacity other than in the capacity as holder of the Subject Securities. Nothing contained herein shall result in any liability to the EMV Shareholder as a result of any action taken by the EMV Shareholder as a director or officer of EMV in connection with matters contemplated in or otherwise permitted by the Arrangement Agreement, including in connection with an EMV Acquisition Proposal.

Article 4 –
Restrictions on transfer

4.1	Restriction on Transfer of Resulting Issuer Shares

(a)	Subject to Section 4.1(b) and Section 4.1(f), the EMV Shareholder covenants and agrees in favour of Tevva and the Resulting Issuer that, commencing on and including the Effective Date and for a period of 180 days thereafter (with the Effective Date being counted as the first day) the EMV Shareholder will not, directly or indirectly, offer to sell, sell, contract to sell, lend, swap, or enter into any other agreement to transfer the economic consequences of, or otherwise dispose of or deal with, or publicly announce any intention to offer to sell, sell, contract to sell or grant any option to purchase, hypothecate, pledge, transfer, assign, purchase any option or sell, contract to sell, lend, swap, or enter into any agreement to transfer the economic consequences of, or otherwise dispose of or deal with, whether through the facilities of a stock exchange, by private placement or otherwise, any Resulting Issuer Shares or any other securities of the Resulting Issuer acquired by the EMV Shareholder as a result of the Arrangement (collectively the “Locked-Up Securities”), unless the EMV Shareholder first obtains the written consent of the Resulting Issuer.

(b)	Notwithstanding Section 4.1(a) but subject in all cases to applicable law and regulatory policy including that relating to material non-public information, the EMV Shareholder may sell Locked-Up Securities that are Resulting Issuer Shares (the “Locked-Up Shares”) after the date that is 30 days from the Effective Time upon receiving written notice from the Resulting Issuer that:

(i)	the value of the trading volume of the Resulting Issuer Shares on Nasdaq on any past trading day (the “Trading Volume”) was equal to or greater than US$50,000,000 (the “Trading Volume Condition”); or

(ii)	the volume weighted average price of the Resulting Issuer Shares on Nasdaq has been equal to or greater than the Benchmark VWAP on no less than eight of the 10 most recent trading days (the “Market Value Condition”), in which case the EMV Shareholder may sell such number of Locked-Up Shares as is equal to (I) 10% of the Trading Volume as set out in the Sale Eligibility Notice (defined below), multiplied by (II) the EMV Shareholder’s Pro Rata Locked-Up Share Amount.

(c)	Following completion by the EMV Shareholder of the sale of all of the Resulting Issuer Shares that may be sold by the EMV Shareholder pursuant to the Trading Volume Condition or the Market Value Condition, as applicable, the provisions of Section 4.1(b) shall once again apply mutatis mutandis for successive tranches of sales by the EMV Shareholder on a repeating basis.

(d)	Subject to Section 4.1(e), from the completion of the 30 day period provided for in Section 4.1(b) until the expiry of the 180 period provided for in Section 4.1, Tevva shall (or shall cause the Resulting Issuer to) promptly (and in any event before the opening of the next trading day on Nasdaq) notify the EMV Shareholder if the Trading Volume Condition or the Market Value Condition has been satisfied during the most recently completed trading day in respect of which Tevva or the Resulting Issuer has access to trading data, acting reasonably (a “Sale Eligibility Notice”). A Sale Eligibility Notice shall be delivered by email to the email address of the EMV Shareholder set forth in Section 7.5, provided that notwithstanding such section notice shall be deemed to have been validly given at the time that the email is delivered.

(e)	Upon the sale of all of the Locked-Up Shares that may be sold following delivery of a Sale Eligibility Notice, the EMV Shareholder shall deliver notice as provided for in Section 7.5 (provided that notwithstanding such section notice shall be deemed to have been validly given at the time that the relevant email is delivered and notification to legal counsel shall not be required) that all sales that may be made pursuant to the notice have been completed (a “Full Sale Notice”). If a Sale Eligibility Notice has been delivered by Tevva or the Resulting Issuer pursuant to Section 4.1(d) and a corresponding Full Sale Notice has not been delivered to Tevva or the Resulting Issuer pursuant to this Section 4.1(e), Tevva and the Resulting Issuer shall not deliver any further Sale Eligibility Notice until such time as the EMV Shareholder has delivered a Full Sale Notice to Tevva or the Resulting Issuer.

(f)	Notwithstanding Section 4.1(a), and subject to the conditions below, the EMV Shareholder may transfer the Locked-Up Securities without the prior written consent of the Resulting Issuer in the following cases:

(i)	pursuant to the exercise or conversion, as applicable, of securities of the Resulting Issuer that are exercisable for or convertible into Resulting Issuer Shares in accordance with their terms, and any related transfer of Resulting Issuer Shares in connection therewith (A) deemed to occur upon the “cashless” or “net” exercise of any options or warrants or (B) for the purpose of paying the exercise price of any options or warrants or for paying taxes due as a result of the exercise of any options or warrants, the vesting of any options, warrants or stock awards, or as a result of the vesting of any underlying Resulting Issuer Shares, it being understood that all Resulting Issuer Shares received upon such exercise, vesting or transfer will remain subject to the restrictions of this Agreement;

(ii)	a transfer of Locked-Up Securities by the EMV Shareholder as part of a distribution to members, partners, shareholders or equity holders of the EMV Shareholder;

(iii)	pursuant to a bona fide take-over bid made to all holders of Resulting Issuer Shares, arrangement, merger, amalgamation or other business combination or similar transaction in which other holders of Resulting Issuer Shares are entitled to participate and that is approved or supported by the board of directors of the Resulting Issuer, provided that in the event that such transaction is not completed, the Locked-Up Securities subject to this Agreement shall remain subject to this Agreement;

(iv)	where the EMV Shareholder has become liable to pay tax as a result of the transactions provided for in the Plan of Arrangement, to the extent necessary to generate sufficient proceeds to satisfy such tax liability;

(v)	in the case of an entity other than an individual, (A) to one or more corporations or other entities directly or indirectly owned or controlled by, or under common control with the EMV Shareholder and (B) transfers by virtue of the laws of the jurisdiction of the EMV Shareholder’s organization or the EMV Shareholder’s organizational documents upon dissolution of the EMV Shareholder;

(vi)	in the case of an individual, transfers (A) to a partnership, limited liability company or other entity of which the EMV Shareholder and/or the immediate family (as defined below) of the EMV Shareholder are the legal and beneficial owner of all of the outstanding equity securities or similar interests, (B) by bona fide gift to a member of the EMV Shareholder’s immediate family or to a trust, the beneficiary of which is the EMV Shareholder or a member of the EMV Shareholder’s immediate family, or an Affiliate of such person, (C) by virtue of will, intestate succession or the laws of descent and distribution upon death of the EMV Shareholder or (D) by operation of law or pursuant to a court order, including a qualified domestic relations order, divorce decree, divorce settlement or separation agreement; or

(vii)	transfers in connection with any bona fide mortgage, encumbrance or pledge to a financial institution in connection with any bona fide loan or debt transaction or enforcement thereunder, including foreclosure thereof;

provided, however, that in the case of clauses (ii), (v) and (vi), it shall be a condition to the transfer or distribution that each applicable permitted transferee, trustee, donee or distributee enter into a written agreement, providing substantially similar lock-up restrictions as are set out in this Section 4.1 in respect of the Locked-Up Securities subject to the transfer (it being understood that any references to “immediate family” in the agreement executed by such permitted transferee shall expressly refer only to the immediate family of the applicable EMV Shareholder and not to the immediate family of such permitted transferee).

4.2	Resulting Issuer as Beneficiary

The EMV Shareholder acknowledges to both Tevva and the Resulting Issuer that the Resulting Issuer has direct rights against the EMV Shareholder under Section 4.1 of this Agreement, which rights are intended for the benefit of, and shall be enforceable by either the Resulting Issuer or Tevva on behalf of the Resulting Issuer and for such purpose, Tevva confirms that it is acting as trustee on behalf of the Resulting Issuer and agrees to enforce such provisions on behalf of the Resulting Issuer if and as necessary, subject to bankruptcy, insolvency and other similar laws affecting creditors’ rights generally, and to general principles of equity.

Article 5 –
Representations and Warranties

5.1	Representations and Warranties of the EMV Shareholder

The EMV Shareholder hereby represents and warrants to Tevva as follows, and acknowledges that Tevva is relying upon such representations and warranties in entering into this Agreement:

(a)	Incorporation; Capacity; Authorization. The EMV Shareholder has the power and capacity, and if not an individual has received all requisite approvals, to execute and deliver this Agreement and to perform its obligations hereunder.

(b)	Enforceable. This Agreement has been duly executed and delivered by the EMV Shareholder and constitutes a legal, valid and binding obligation, enforceable against the EMV Shareholder in accordance with its terms, subject to bankruptcy, insolvency and other similar laws affecting creditors’ rights generally, and to general principles of equity.

(c)	Ownership of Securities. The EMV Shareholder is the registered and/or beneficial owner of the Subject Securities described herein and has control and direction, directly or indirectly, over the Subject Securities. The EMV Shareholder is and will be immediately prior to the Effective Date, the registered and/or beneficial owner of the Subject Securities, with good and marketable title thereto, free and clear of any and all mortgages, liens, charges, restrictions, security interests, adverse claims, pledges, encumbrances and demands or rights of others of any nature or kind whatsoever.

(d)	Exercise of Control or Direction. Other than the Subject Securities, the EMV Shareholder does not legally own, own of record or beneficially, or exercise control or direction over, or hold any right to acquire, any securities of EMV.

(e)	No Breach. Neither the execution and delivery of this Agreement by the EMV Shareholder, nor the compliance by the EMV Shareholder with any of the provisions hereof will:

(i)	result in any breach of, or constitute a default (or an event which with notice or lapse of time or both would become a default) (or give rise to any third party right of termination, cancellation, material modification, acceleration, purchase or right of first refusal) under any term or provision of any constating or governing documents, by-laws or resolutions of the EMV Shareholder, or under any of the terms, conditions or provisions of any note, loan agreement, bond, mortgage, indenture, contract, license, agreement, lease, permit or other instrument or obligation to which the EMV Shareholder is a party or by which the EMV Shareholder or any of its properties or assets (including the Subject Securities) may be bound;

(ii)	require on the part of the EMV Shareholder any filing with (other than pursuant to the requirements of applicable securities legislation, which filings the EMV Shareholder will undertake) or require any permit, authorization, consent or approval of, any Governmental Entity or any other person; or

(iii)	subject to compliance with any approval contemplated by the Arrangement Agreement, violate or conflict with any judgement, order, notice, decree, statute, law, ordinance, rule, regulation or other restriction applicable to the EMV Shareholder or any of its properties or assets.

(f)	Voting. The EMV Shareholder has the sole and exclusive right to enter into this Agreement and to vote, or cause the voting of, the Subject Securities as contemplated herein. Other than this Agreement, none of the Subject Securities is subject to any proxy, power of attorney, attorney-in-fact, voting trust, vote pooling or other agreement with respect to the right to vote, call meetings of EMV Shareholders or give consents or approvals of any kind.

(g)	Arrangement Agreement. The EMV Shareholder acknowledges having received an execution copy of the Arrangement Agreement prior to the EMV Shareholder’s execution of this Agreement.

5.2	Representations and Warranties of Tevva

Tevva hereby represents and warrants to the EMV Shareholder as follows, and acknowledges that the EMV Shareholder is relying upon such representations and warranties in entering into this Agreement that:

(a)	Capacity. It is validly existing under the laws of its jurisdiction of incorporation and has the requisite corporate power and capacity to execute and deliver this Agreement and the Arrangement Agreement and to perform its obligations hereunder.

(b)	Authorization. The execution, delivery and performance of this Agreement and the Arrangement Agreement by Tevva have been duly authorized by its board of directors and no other internal proceedings on its part is necessary to authorize this Agreement and the Arrangement Agreement.

(c)	Enforceable. Each of this Agreement and the Arrangement Agreement has been duly executed and delivered by Tevva and constitutes a legal, valid and binding obligation of Tevva, enforceable against Tevva in accordance with its terms, subject to bankruptcy, insolvency and other similar laws affecting creditors’ rights generally, and to general principles of equity.

Article 6 –
Termination

6.1	Automatic Termination

This Agreement shall automatically terminate upon [the earlier of (a)] the valid termination of the Arrangement Agreement in accordance with its terms [and (b) the day that is 180 days following the Effective Date.]

6.2	Termination by the EMV Shareholder or Tevva

This Agreement may be terminated by notice in writing:

(a)	at any time prior to the Effective Time, by the mutual agreement of the parties;

(b)	by Tevva, if (i) the EMV Shareholder breaches or is in default of any of its covenants or obligations under this Agreement and such breach or such default has or may reasonably be expected to have an adverse effect on the consummation of the transactions contemplated by the Arrangement Agreement, or (ii) any of the representations or warranties of the EMV Shareholder under this Agreement shall have been at the date hereof, or subsequently become, untrue or incorrect in any material respect; provided in each case that Tevva has notified the EMV Shareholder in writing of any of the foregoing events and the same has not been cured by the EMV Shareholder within five Business Days of the date of such notice was received by the EMV Shareholder; or

(c)	by the EMV Shareholder if, without the EMV Shareholder’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed), the Arrangement Agreement is amended in a manner that would result (i) in the transactions contemplated by the Arrangement Agreement being completed in a manner that would be materially adverse to the EMV Shareholder as compared to the transactions contemplated by the Arrangement Agreement prior to such amendment, or (ii) in an extension of the Outside Date beyond the ultimate Outside Date contemplated in the Arrangement Agreement entered into as of the date hereof.

6.3	Effect of Termination

If this Agreement is terminated in accordance with this Article 6, the provisions of this Agreement will become void and no party shall have liability to any other party, except in respect of a breach of a representation, warranty or covenant of this Agreement which occurred prior to such termination. The EMV Shareholder shall be entitled to withdraw any form of proxy in respect of the EMV Arrangement Resolution in the event this Agreement is duly terminated in accordance with this Article 6.

Article 7 –
General

7.1	Further Assurances

The EMV Shareholder and Tevva will, from time to time, execute and deliver all such further documents and instruments and do all such acts and things as the other party may reasonably require to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement.

7.2	Disclosure

Except as required by applicable laws or regulations or by any Governmental Entity or in accordance with the requirements of any stock exchange, the EMV Shareholder shall not make any public announcement or statement with respect to this Agreement without the approval of Tevva, which shall not be unreasonably conditioned, withheld or delayed. Moreover, the EMV Shareholder agrees to consult with Tevva prior to issuing each public announcement or statement with respect to this Agreement, subject to the overriding obligations of applicable laws. The EMV Shareholder consents to the details of this Agreement being described in any information circular or press release prepared by EMV or Tevva in connection with the Arrangement and in any other public disclosure document required by any applicable laws, and this Agreement being made publicly available, including by filing on SEDAR.

7.3	Expenses

Each of the parties shall pay its respective legal, financial advisory and accounting costs and expenses incurred in connection with the preparation, execution and delivery of this Agreement and all documents and instruments executed or prepared pursuant hereto and any other costs and expenses whatsoever and howsoever incurred.

7.4	Amendments and Waivers

Any provision of this Agreement may be amended, modified, altered, supplemented or waived only if such amendment, modification, alteration, supplement or waiver is in writing and signed, in the case of an amendment, modification, alteration or supplement, by all of the parties hereto, or in the case of a waiver, by the party against whom the waiver is to be effective, and no failure or delay by any party in exercising any right, power or privilege hereunder will operate as a waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. No waiver of any of the provisions of this Agreement will be deemed to constitute a waiver of any other provision (whether or not similar).

7.5	Notices

(a)	Any notice, or other communication given regarding the matters contemplated by this Agreement must be in writing, sent by personal delivery, courier or electronic mail and addressed:

(i)	If to Tevva:

Tevva Motors Limited
Tevva London Unit 1 London Distribution Park,

Windrush Road, Tilbury, Essex, England, RM18 7EW

Attention:	David Mackey
Email:	David.Mackey@tevva.com

with a copy to:

Gowling WLG (Canada) LLP

421 7 Ave SW #1600

Calgary, AB T2P 4K9

Attention:	Sharagim Habibi
Email:	Sharagim.habibi@gowlingwlg.com

If to the EMV Shareholder:

______________________________
______________________________
______________________________

Attention:
Email:

(b)	Any notice or other communication is deemed to be given and received (i) if sent by personal delivery or same day courier, on the date of delivery if it is a Business Day and the delivery was made prior to 5:00 p.m. (local time in place of receipt) and otherwise on the next Business Day, (ii) if sent by overnight courier, on the next Business Day, (iii) if sent by electronic mail, on the Business Day on the date of transmission if it is a Business Day and the transmission was sent prior to 5:00 p.m. (local time in place of receipt) and otherwise on the next Business Day. A party may change its address for service from time to time by providing a notice in accordance with the foregoing. Any subsequent notice or other communication must be sent to the party at its changed address. Any element of a party’s address that is not specifically changed in a notice will be assumed not to be changed. Sending a copy of a notice or other communication to a party’s legal counsel as contemplated above is for information purposes only and does not constitute delivery of the notice or other communication to that party. The failure to send a copy of a notice or other communication to legal counsel does not invalidate delivery of that notice or other communication to a party.

7.6	Time of the Essence

Time is of the essence in this Agreement.

7.7	Specific Performance and other Equitable Rights

(a)	The parties hereby agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such damages. Accordingly, the parties acknowledge and hereby agree that in the event of any breach or threatened breach by the EMV Shareholder, on the one hand, or Tevva, on the other hand, of any of their respective covenants or obligations set forth in this Agreement, Tevva, on the one hand, or the EMV Shareholder, on the other hand, shall be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement by the other, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other under this Agreement, without any requirement to prove actual damages and without any requirement for the securing or posting of any bond in connection with the obtaining of any such injunction. Each of the parties hereby agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by it, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other parties under this Agreement.

(b)	The parties hereto further agree that (i) by seeking the remedies provided for in this Section 7.7, a party shall not in any respect waive its right to seek any other form of relief that may be available to a party under this Agreement in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 7.7 are not available or otherwise are not granted, and (ii) nothing set forth in this Section 7.7 shall require any party hereto to institute any proceeding for (or limit any party’s right to institute any proceeding for) specific performance under this Section 7.7 prior or as a condition to exercising any termination right under Section 6.1 or Section 6.2 (and pursuing damages after such termination), nor shall the commencement of any legal proceeding restrict or limit any party’s right to terminate this Agreement in accordance with the terms of Section 6.1 or Section 6.2 or pursue any other remedies under this Agreement that may be available then or thereafter.

7.8	Entire Agreement

This Agreement and the provisions of the Arrangement Agreement constitute the entire agreement and understanding between and among the parties hereto with respect to the subject matter hereof and supersede any prior agreement, representation or understanding with respect thereto.

7.9	Successor and Assigns

This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors, permitted assigns and legal personal representatives, provided that no party may assign, delegate or otherwise transfer any of its rights, interests or obligations under this Agreement without the prior written consent of the other parties hereto, except that Tevva may assign, delegate or otherwise transfer any of their respective rights, interests or obligations under this Agreement to an affiliate, without reducing their own respective obligations hereunder.

7.10	Severability

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or law or public policy, that provision will be severed from this Agreement and all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

7.11	Governing Law

This Agreement will be governed by and interpreted and enforced in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein. Each of the parties to this Agreement irrevocably attorns to the non-exclusive jurisdiction of the courts of the Province of British Columbia in respect of all matters arising under and in relation to this Agreement or the Arrangement and waives, to the fullest extent possible, the defence of an inconvenient forum or any similar defence to the maintenance of proceedings in such courts.

7.12	Headings, etc.

The division of this Agreement into Articles, Sections and Schedules and the insertion of the recitals and headings are for convenience of reference only and will not affect the construction or interpretation of this Agreement and, unless otherwise stated, all references in this Agreement or in the Schedules hereto to Articles, Sections and Schedules refer to Articles, Sections and Schedules of and to this Agreement or of the Schedules in which such reference is made, as applicable.

7.13	Independent Legal Advice

Each of the parties hereby acknowledges that it has been afforded the opportunity to obtain independent legal advice and confirms by the execution and delivery of this Agreement that they have either done so or waived their right to do so in connection with the entering into of this Agreement.

7.14	Counterparts

This Agreement may be executed in any number of counterparts and all such counterparts taken together shall be deemed to constitute one and the same instrument. The parties shall be entitled to rely upon delivery of an executed electronic copy of this Agreement, and such executed electronic copy shall be legally effective to create a valid and binding agreement between the parties.

[Remainder of page intentionally left blank. Signature pages follow.]

IN WITNESS WHEREOF the parties have executed this Agreement as of the date first written above.

Per:
Name:

TEVVA MOTORS LIMITED

Per:
Name:
Title:

[Signature Page to Voting and Support Agreement – EMV Shareholder]

A-1

Schedule A

Subject Securities

Type of Subject Securities	Number of Subject Securities
EMV Shares
EMV Options
EMV DSUs
EMV PSUs
EMV RSUs
EMV Warrants